                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                       -----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 16, 2002


                                IDEX CORPORATION
               (Exact Name of Registrant as Specified in Charter)

            Delaware                       1-10235              36-3555336
(State or Other Jurisdiction of   (Commission File Number)    (IRS Employer
         Incorporation)                                     Identification  No.)

630 DUNDEE ROAD                                                    60062
NORTHBROOK, ILLINOIS                                             (Zip Code)
(Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (847) 498-7070

ITEM 5.   OTHER EVENTS.

IDEX Corporation (NYSE:IEX) today reported that orders, sales and earnings for the three months ended March 31, 2002, were improving from fourth quarter levels but lower than the comparable quarter of last year.

Sales in the first quarter were $174.9 million, which represented a 4 percent improvement from the fourth quarter of 2001. This was 7 percent lower than first quarter 2001 performance, when stronger business conditions prevailed throughout the manufacturing sector. Compared with the first quarter last year, acquisitions accounted for a 2 percent sales improvement, which was offset by an 8 percent decline in base business shipments and a 1 percent unfavorable currency translation effect. International sales declined by 8 percent and domestic sales were 6 percent lower. Sales to international customers were 40 percent of the total, down slightly from 41 percent last year. First quarter 2002 operating margins were 12.9 percent of sales. Compared on the same accounting basis (excluding goodwill amortization in accordance with new accounting rules effective January 1, 2002), margins, before restructuring charges, showed a .5 percentage point improvement from the fourth quarter but were 1.0 percentage point below last year's first quarter. These differences were largely attributable to changes in sales volume versus the two prior-year quarters. Net income for the current quarter was $11.5 million. After adjusting prior-year results to exclude restructuring charges and goodwill amortization, this represents a 6 percent improvement from last year's fourth quarter but a 15 percent decline from the first. Comparing diluted earnings per share on this same basis shows the current quarter's 37 cents exceeded the fourth quarter by 2 cents but was lower than last year by 7 cents. IDEX's first quarter diluted earnings per share on an "as reported" basis was significantly better than last year's first quarter of 23 cents and fourth quarter of 14 cents due to the restructuring and goodwill expenses recorded in 2001.

New orders for the latest three months totaled $184.1 million, 14 percent stronger than the fourth quarter of 2001 but 3 percent lower than the first quarter of last year. Excluding the impact of foreign currency and the June 2001 Versa-Matic acquisition, orders were 4 percent lower than in the first quarter of 2001. During the first quarter of this year, IDEX built $9.2 million of backlog. At March 31, IDEX had a typical unfilled order backlog of slightly over one month's sales.

For the quarter, the Pump Products Group contributed 58 percent of sales and 62 percent of operating income, the Dispensing Equipment Group accounted for 19 percent of sales and 16 percent of operating income, and the Other Engineered Products Group represented 23 percent of sales and 22 percent of operating income.

IDEX ended the quarter with total assets of $839 million and working capital of $131 million. Total debt decreased $16 million during the period. First quarter free cash flow (cash flow from operations activities less capital expenditures) was $19 million and 1.7 times net income. For the last 12 months, free cash flow totaled $90 million and was nearly 1.8 times net income excluding restructuring charges and goodwill amortization. Trailing 12-month EBITDA (earnings before interest, taxes, depreciation and amortization) before the 2001 restructuring charge totaled $126 million and covered interest expense by more than 6 times. Debt to total capitalization at the end of the first quarter was 40 percent.

A copy of the press release issued by IDEX with respect to these matters is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired.

          Not applicable.

     (b)  Pro Forma Financial Information.

          Not applicable.

     (c)  Exhibits.

          99.1 Press Release, issued April 16, 2002

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   IDEX CORPORATION


Date:    April 16, 2002            By:    /s/ WAYNE P. SAYATOVIC
                                          ----------------------
                                   Name:  Wayne P. Sayatovic
                                   Title: Senior Vice President - Finance, and
                                          Chief Financial Officer

                                  EXHIBIT INDEX


Exhibit
Number          Description
------          -----------

99.1            Press Release, issued April 16, 2002